EXHIBIT 99.1

Commentary for the Week Ended April 17, 2009
Weekly Performance Statistics 1

April 17, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.46%	-1.12%	-5.98%
Class B Units	-0.50%	-1.15%	-6.21%

S&P 500 Total Return Index [2]	1.54%	9.12%	-2.90%
Lehman Long Government Index [2]	-0.30%	-2.79%	-7.94%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3

3The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification

Sector Commentary

Fixed Income

Grant Park’s positions in the domestic and international fixed-income markets are predominantly long.

Prices in the debt markets declined against Grant Park’s long positions last week resulting in setbacks.  Rising prices in the global equity markets prompted investors to liquidate fixed income positions.

Positive earnings reports from several large U.S. financial institutions boosted investor confidence and resulted in further declines in the sector.  Long positions in U.S. 5- and 10-year notes registered losses as weak demand pushed prices lower.

Equities

Grant Park’s positions in the domestic and international equity indices markets are mixed.

Led by financial stocks, European equity indices moved higher contrary to the portfolio’s short positions.  On beliefs that the recent global economic decline was slowing, European investors drove up prices on the German Dax and Italian MIB indices.

Long positions in the UK FTSE 100 index partially offset losses in the sector.  Rising stock prices for some of Great Britain’s largest financial-services firms caused a 2.5% rally in the FTSE.  News that several European firms may re-negotiate recovery plans for ailing pension funds also played a role in supporting European share prices.

Metals

Grant Park’s positions in the metals markets are mixed.

Long positions in the zinc markets partially offset portfolio losses this week.  A positive outlook for China, the world’s largest producer and consumer of zinc, caused speculators to drive up zinc prices in excess of 5%.

Short positions in the copper markets also added to sector gains.  An unexpected decline in U.S. retail sales for March caused commodity traders to liquidate their copper positions. This action created downward pressure on prices.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.